Nicor Inc.
Exhibit 10.06
Form 8-K

NICOR INC. 2006 LONG TERM INCENTIVE PLAN

FIRST AMENDMENT TO

2008 RESTRICTED STOCK UNIT AGREEMENT

This Amendment (the “Amendment”) to that certain Restricted Stock Unit Agreement (the “Agreement”) between Nicor Inc., an Illinois corporation (the “Company”) and Rick Murrell (the “Employee”) dated as of March 27, 2008 (the “Agreement Date”) is effective as of this July 23, 2009 (the “Amendment Date”), by and among the Company and the Employee.  Except as set forth in the Amendment, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH

WHEREAS, the Company maintains the Nicor Inc. 2006 Long Term Incentive Plan, as amended (the “Plan”), which is incorporated into and forms a part of this Amendment, for the benefit of key executive and management employees of the Company and any Related Company;

WHEREAS, the Employee had been selected by the Committee to receive an award of Restricted Stock Units pursuant to Section 4.4 of the Plan, such award evidenced by the Agreement;

WHEREAS, the Employee and the Company desire to amend the terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company (collectively the “Parties”) hereby agree as of the Amendment Date to the following:

1.   Amendment to Paragraph 1 of the Agreement.  Effective as of the Amendment Date, Paragraph 1 of the Agreement is hereby amended and restated in its entirety as follows:

“1.           Award.  Subject to the terms of the Agreement and the Plan, the Employee was awarded as of the Agreement Date the right to receive 1,510 shares of Stock (the “Original Restricted Stock Units”).  Effective as of the Amendment Date, the Employee is hereby awarded the right to receive an additional 151 shares of Stock (the “New Restricted Stock Units” and together with the Original Restricted Stock Units, the “Restricted Stock Units”), for a total award of the right to receive 1,661 shares of Stock.  For the avoidance of doubt, the New Restricted Stock Units shall be subject to the same terms and conditions as the Original Restricted Stock Units as set forth in the Agreement (as modified by the Amendment), including with respect to vesting as provided in Paragraph 4.  The delivery of shares with respect to the Restricted Stock Units is deferred until the earliest of:

(a) the fourth anniversary of the Agreement Date;

(b) the Employee’s death;

(c) a Change in Control;

(d) the six-month anniversary following Employee’s separation from service (within the meaning of Section 409A of the Code) due to Disability (as defined below); or

(e) if the Committee exercises its discretion, as provided in Paragraph 4 below, to vest all or a portion of the Restricted Stock Units upon the Employee’s separation from service due to Retirement (as defined below), the six-month anniversary following Employee’s separation from service (within the meaning of Section 409A of the Code) due to Retirement.

For purposes of the Agreement, the term “Disability” means the inability of the Employee, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to result in death or can be expected to last for a continuous period of not less than 12 months.  For purposes of the Agreement, “Retirement” means the date the Employee has attained at least (i) age 65, or (ii) age 55 and has at least 10 years of employment with the Company or any Related Companies.”

For purposes of the foregoing, the “Amendment” shall mean this Amendment and the “Amendment Date” shall mean the Amendment Date (as defined in this Amendment).

2.   Amendment to Paragraph 4 of the Agreement.  Effective as of the Amendment Date, Paragraph 4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“4.           Vesting.  The Employee shall vest in full in the Restricted Stock Units on the earlier of (a) the fourth anniversary of the Agreement Date; (b) the date on which a Change in Control occurs; (c) the date of the Employee’s death after the first anniversary of the Agreement Date; or (d) the date on which the Employee is determined to have become subject to a Disability after the first anniversary of the Agreement Date.  If the Employee’s employment with the Company and all Related Companies terminates prior to vesting in the Restricted Stock Units, he shall forfeit the Restricted Stock Units and his right to receive the actual shares of Stock subject thereto, provided, however, that in the event of Employee’s Separation from Service due to Retirement after the first anniversary of the Agreement Date, the Committee may determine in its sole discretion that the Employee will be deemed vested in all or a portion of the Restricted Stock Units immediately prior to such Retirement.”

3.   No Other Amendment.  Except as expressly set forth in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

4.   Acknowledgement. The Employee acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Employee and the Company.

5.   Counterparts.  This Amendment may be executed in several counterparts by the parties each of which shall be deemed an original.

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

                    NICOR INC.

                    By:/s/ CLAUDIA COLALILLO
                 Claudia Colalillo
                          Senior Vice President Human Resources and
                          Corporate Communications

                    EMPLOYEE

                    /s/ RICK MURRELL
                    Rick Murrell